Exhibit 99.1

Lime Energy Co. Reports Third Quarter 2016 Results

NEWARK, NJ, November 14, 2016—Lime Energy Co., a leader in designing and implementing demand-side energy efficiency programs for utilities, today announced its results for the three and nine months ended September 30, 2016.

“The third quarter saw the improvement in results that we had expected.” said Adam Procell, Lime Energy President & CEO. “We now have all key utility programs back up and running. This, together with our continued focus on reducing our fixed cost base, puts us in a solid position to achieve further improvements in operating and financial results in the fourth quarter of 2016 and into 2017.”

Three months ended September 30, 2016 highlights

(Comparisons are to the three months ended September 30, 2015)

•                  Revenue of $25.7 million, down $6.4 million

•                  Gross profit margins of 33.9%, compared to 34.3%

•                  Selling, general and administrative (“SG&A”) decreased $0.6 million to $8.7 million

•                  Other income of $1.4 million, up $0.4 million

•                  Net income of $1.1 million, down $0.7 million

•                  Basic earnings per share from continuing operations of $0.07 as compared to $0.15

•                  Diluted earnings per share from continuing operations of ($0.03) as compared to $0.05

•                  Adjusted EBITDA(1) of $0.7 million, down from adjusted EBITDA of $2.2 million

Nine months ended September 30, 2016 highlights

(Comparisons are to the nine months ended September 30, 2015)

On March 24, 2015 Lime Energy completed its purchase of EnerPath.  Because the closing of the transaction occurred in the 2015 first quarter, the highlights and comparisons below and the other financial information included in this earnings release includes only stand-alone data for Lime Energy for the period from January 1, 2015 to March 23, 2015 along with the combined results from March 24, 2016 to June 30, 2016.

•                  Revenue of $69.9 million, down $12.5 million

•                  Gross profit margin of 31.3%, compared to 33.3%

•                  Selling, general and administrative (“SG&A”) increased $4.4 million to $28.9 million

•                  Other expense of ($1.2) million versus ($2.9) million in previous year

•                  Net loss of ($9.7) million, increased from net loss of ($1.3) million

•                  Basic earnings per share from continuing operations of ($1.12) as compared to ($0.20)

•                  Diluted earnings per share from continuing operations of ($1.12) as compared to ($0.20)

•                  Adjusted EBITDA of ($4.8) million, down from adjusted EBITDA of $4.4 million

(1)  See below for reconciliation of non-GAAP measures

Revenue.  The company’s 2016 3rd quarter revenues were $25.7 million, down $6.4 million or 20% year-over-year from 2015 3rd quarter.  The majority of the decrease related to the delay of the New Jersey utility program.  In the third quarter, we restarted New Jersey in late-September with sales, and we expect to record revenues and gross profit in fourth quarter of 2016.  We expect the New Jersey program to contribute to our 2016 Q4 results.

Gross Profit.  Gross profit margins in the 2016 3rd quarter were 33.9%, down 40 basis point from the previous 2015 3rd quarter.  This decline resulted from the mix of utility programs and a shift in utility measures.

SG&A Expenses. Selling, general and administrative expenses for the 2016 third quarter were $8.7 million, a decrease of $0.6 million.  The decrease was primarily due reducing travel and outside services.

Other Income.  Other income, net was $1.4 million for the three months ended September 30, 2016, compared to other income, net of $1.0 million, for the three months ended September 30, 2015. The $0.4 million improvement was primarily a result of a $0.8 million increase in the gain from the change in derivative liability and $0.2 million recovered against the SEC investigation offset by a $0.6 million increase in net interest expense.

SEC Investigation.  In 2012, the SEC commenced an investigation with respect to certain of the Company’s revenue recognition practices and financial reporting.  In October 2016 we reached a settlement. In connection with the settlement process, the SEC filed a complaint against the Company and four former officers in the U.S. District Court for the Southern District of New York (“the Court”).

The Company, without admitting or denying the allegations in the SEC’s complaint, had consented to the entry of a final judgment pursuant to which it would pay a civil monetary penalty of $1 million, payable in 5 installments over the next 12 months. The first payment was made in October 2016. The Court approved the settlement in October 2016.

Adjusted EBITDA. Adjusted EBITDA for the quarter was $0.7 million, a decrease of $4.8 million. The decrease was primarily driven by a reduction in revenue.

Liquidity.  In November, 2016, the Company entered into an amendment to its Loan and Security Agreement with Heritage Bank of Commerce (the “Bank”). In conjunction with this amendment, the Bank also issued a waiver for the quarter ending June 30, 2016 covenant targets.

This amendment reduces the Credit Facility to $6.0 million and increases the variable interest rate to the prime rate plus 2.5%. The amendment also requires the Company to achieve quarterly EBITDA targets, as follows:  ($1.0) million loss for the quarter ending September 30, 2016; and $1.0 million for the quarter ending December 31, 2016.  The Company and the Bank agreed to negotiate and agree on EBITDA targets for 2017 by February 15, 2017, absent which all amounts then outstanding would be due and payable on March 31, 2017.

As of September 30, 2016, the Company was in compliance with its asset coverage ratio covenant and its new revised EBITDA covenant with the Bank. The Company ended the quarter with $0.9 million in cash and $4.6 million of availability to borrow on our credit facility for a total liquidity of $5.5 million. As of September 30, 2016, the Company has not drawn down on the Credit Facility although there are two letters of credit outstanding amounting to $1.4 million.

Delisting and transfer of listing

As previously reported on Current Reports on Form 8-K, the Company was suspended from trading on the NASDAQ Capital Market on August 31, 2016. The Company’s common stock currently trades over-the-counter and is quoted on a service operated by OTC Markets Group, Inc.

Reverse/forward stock split

The board of directors of the Company has approved a reverse/forward stock split to reduce the number of record holders of the Common Stock and to allow the Company to terminate the registration of the Common Stock under the Exchange Act. The Company has filed a preliminary proxy statement that includes important information regarding the proposed reverse/forward stock split.  A definitive proxy statement will be filed with the Securities and Exchange Commission and mailed to stockholders at least 20 calendar days prior to the special stockholders meeting at which the proposed transaction will be voted on.

About Lime Energy Co.

Lime Energy is building a new energy future. As a leading national provider of energy efficiency for utilities’ small business customers, Lime Energy designs and implements direct install programs for its utility clients which have consistently exceeded program savings goals. Its award-winning, integrated services programs provide utilities with reliable energy efficiency resources while delivering the highest levels of customer satisfaction. This next generation approach is helping utilities across the country to go deeper and broader with the cheapest, cleanest and fastest energy resource that we have — energy efficiency.

Conference Call Information

Lime Energy will host a conference call with investors Tuesday, November 15, 2016, at 1:30 p.m. ET to discuss these results which can be accessed as follows:

North America: 1 (844) 282-4412

International: 1 (513) 988-8485

Passcode: 15065192

A live audio webcast will be available through Lime Energy’s Investor Relations section of its website at http://www.lime-energy.com/investors/.

The webcast is also being distributed through the Thomson Reuters StreetEvents Network. Institutional investors can access the call via Thomson Reuters’ StreetEvents (www.streetevents.com), a password-protected event management site.

Lime Energy Investor Relations

Bruce Torkelson

(201) 416-2589

investorrelations@lime-energy.com

Forward Looking Statements

This press release and the referenced earnings conference call includes forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements that reflect Lime Energy’s current expectations about its future results, performance, prospects and opportunities.  You can identify these forward-looking statements by the use of words and phrases such as “may,” “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “should,” “typical,” “preliminary,” “hope,” or similar expressions.

These forward-looking statements are based on our current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements.  Such statements involve known and unknown risks, uncertainties, assumptions and other factors many of which are out of the Company’s control and difficult to forecast that may cause actual results to differ materially from those that may be described or implied.

These risks and uncertainties are described in Lime Energy’s most recent Annual Report on Form 10-K or as may be described from time to time in Lime Energy’s subsequent SEC filings; such risk factors are incorporated herein by reference. These statements include but are not limited to statements regarding the operations of Lime Energy, the timing of delayed utility programs, outcome of pending bids.

The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements.  The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release.  No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

LIME ENERGY CO.

Condensed Consolidated Statement of Operations

($ Thousands, except per share amounts)

	Three Months Ended
	September 30,		Change
	2016	2015	$	%

Revenue	$25,721	$32,160	$(6,439)	-20.0%
Cost of sales	16,998	21,125	(4,127)	-19.5%
Gross profit	8,723	11,035	(2,312)	-21.0%

Selling, general and administrative expenses	8,724	9,352	(628)	-6.7%
Acquisition costs	—	529	(529)	-100.0%
Amortization of intangibles	335	285	50	17.5%
Operating (loss) income	(336)	869	(1,205)	-138.7%

Other income, net	1,422	993	429	43.2%

Income from continuing operations before income taxes	1,086	1,862	(776)	-41.7%

Income tax expense	(32)	(3)	(29)	966.7%

Income from continuing operations	1,054	1,859	(805)	-43.3%

Income (loss) from operation of discontinued business	11	(46)	57	-123.9%

Net Income	$1,065	$1,813	$(748)	-41.3%

Preferred stock dividends	(378)	(336)	(42)	12.5%

Net income available to common stockholders	$687	$1,477	$(790)	-53.5%

Basic earnings per common share from Continuing operations	$0.07	$0.15	$(0.08)	-53.3%
Discontinued operations	0.00	0.00	—
Basic earnings per common share	$0.07	$0.15	(0.08)	-53.3%

Weighted average common shares outstanding - basic	9,679	9,564

Diluted earnings (loss) per common share from Continuing operations	$(0.03)	$0.05	$(0.08)	-160.0%
Discontinued operations	0.00	0.00	—
Diluted earnings (loss) per common share	$(0.03)	$0.05	(0.08)	-160.0%

Weighted average common shares outstanding - diluted	13,397	17,697

	Nine Months Ended
	September 30,		Change
	2016	2015	$	%

Revenue	$69,884	$82,409	$(12,525)	-15.2%
Cost of sales	47,979	55,003	(7,024)	-12.8%
Gross profit	21,905	27,406	(5,501)	-20.1%

Selling, general and administrative expenses	28,931	24,571	4,360	17.7%
Acquisition costs	407	1,467	(1,060)	-72.3%
Amortization of intangibles	1,005	594	411	69.2%
Operating (loss) income	(8,438)	774	(9,212)	-1190.2%

Other expense, net	(1,167)	(2,945)	1,778	-60.4%

Loss from continuing operations before income taxes	(9,605)	(2,171)	(7,434)	342.4%

Income tax (expense) benefit	(40)	1,165	(1,205)	-103.4%

Loss from continuing operations	(9,645)	(1,006)	(8,639)	858.7%

Loss from operation of discontinued business	(36)	(267)	231	-86.5%

Net Loss	$(9,681)	$(1,273)	$(8,408)	660.5%

Preferred stock dividends	(1,083)	(956)	(127)	13.3%

Net loss available to common stockholders	$(10,764)	$(2,229)	$(8,535)	382.9%

Basic earnings (loss) per common share from Continuing operations	$(1.12)	$(0.20)	$(0.92)	460.0%
Discontinued operations	0.00	(0.03)	0.03	-100.0%
Basic earnings (loss) per common share	$(1.12)	$(0.23)	(0.89)	387.0%

Weighted average common shares outstanding - basic	9,646	9,539

Diluted earnings (loss) per common share from Continuing operations	$(1.12)	$(0.20)	$(0.92)	460.0%
Discontinued operations	0.00	(0.03)	0.03	-103.3%
Diluted earnings (loss) per common share	$(1.12)	$(0.23)	(0.89)	387.0%

Weighted average common shares outstanding - diluted	9,646	9,539

Reconciliation of GAAP Net Income to Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that represents our earnings before interest, taxes, depreciation and amortization, share based compensation, (Gain) loss from change in derivative liability, (Income) loss from the operation of discontinued operations, other one-time costs, acquisition costs and the extinguishment of debt. This non-GAAP financial measure has certain limitations, including that it does not have a standardized meaning and, therefore, our definition may be different from similar non-GAAP financial measures used by other companies and/or analysts. Thus, it may be more difficult to compare our financial performance to that of other companies. We believe our reporting of adjusted EBITDA assists investors in evaluating our operating performance. However, because adjusted EBITDA is not a measure of financial performance calculated in accordance with GAAP, such measure should be considered in addition to, but not as a substitute for, other measures of our financial performance reported in accordance with GAAP, such as net income.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Net Income (loss)	$1,065	$1,813	$(9,681)	$(1,273)

Interest expense, net	841	279	2,752	711
Depreciation & amortization	660	523	1,919	1,230
Provision for income tax (benefit)	32	3	40	(1,165)
Share based compensation	112	197	653	642
(Gain) loss from change in derivative liability	(2,077)	(1,272)	(4,451)	814
(Income) loss from operation of discontinued business	(11)	46	36	267
Other one time costs	39	65	1,454	287
Acquisition costs	—	529	407	1,467
Extinguishment of debt	—	—	2,052	1,420

Adjusted EBITDA	$661	$2,183	$(4,819)	$4,400